Exhibit 99.1

FOR IMMEDIATE RELEASE
International Money Express, Inc. Announces earnings for the Third Quarter 2018

Third Quarter 2018 - Financial Highlights
•	Revenues grew 28.6% versus the prior year period based on strong performance across our business in Mexico and Guatemala

•	GAAP Net Loss totaled $13.4 million

•	Adjusted EBITDA increased by 50.7% over the prior year to $13.4 million based on strong revenue growth and growing operating leverage in the business

•	Adjusted EBITDA margin was 18.5% for third quarter 2018, which represents a 270 basis point expansion over the prior year period

Third Quarter 2018 – Business Highlights
•	Intermex began trading as a public company on July 27, 2018 following the closing of its previously announced transaction with FinTech Acquisition Corp II (“FinTech”)

•	In May of 2018 Intermex recorded its first month with over 2 million transactions, and has recorded over 2 million transactions every month since.

MIAMI, Florida November 8, 2018: International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), a leading money remittance services company focused on Latin America and the Caribbean corridor, today announced results for the third quarter ended September 30, 2018 and will host a conference call to discuss results at 5:00pm ET.

Intermex generated revenue of $72.5 million in the third quarter, an increase of 28.6% over the prior year. Revenue growth was primarily driven by volume growth in both Mexico and Guatemala.

The Company reported GAAP net loss in the third quarter of $13.4 million compared to $0.6 million loss in the prior year period, primarily as a result of costs related to the previously announced transaction with FinTech.

Adjusted EBITDA in the third quarter of 2018 grew 50.7% over the comparable period in the prior year to $13.4 million driven by volume growth coupled with the higher foreign exchange income and operating efficiency. This strong performance represents an Adjusted EBITDA margin of 18.5%, which was up 270 basis points over the same period a year ago.

Intermex President, Chairman and Chief Executive Officer Robert Lisy commented “Intermex continues to drive impressive growth and increased market share against the large and expanding $82 billion US to Latin America money transfer market. Our third quarter results again, displayed our ability to generate strong revenue growth and drive profitability as our business continues to scale.”

Market Highlights
Year-to-date as of September 30, based on industry data, Intermex has captured 38% of the total growth in US to Mexico remittance volume, and 47% of the total growth in US to Guatemala remittance volume.

Non-GAAP Measures
For the Company, Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as transaction costs and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP.

A reconciliation of GAAP Net loss to Adjusted EBITDA is available in the enclosed exhibits.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 5:00 p.m. Eastern
Time today. The conference call can be heard by dialing: 1-877-423-9813 (U.S.) or 1-201-689-8573 (outside the U.S.) ten minutes prior to the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com.  Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, competition in the markets in which we operate; our ability to maintain agent relationships on terms consistent with those currently in place; our ability to maintain banking relationships necessary for us to conduct our business; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial market illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions; new technology or competitors that disrupt the current ecosystem; disruptions to our information technology, computer network systems and data centers; our success in developing and introducing new products, services and infrastructure; customer confidence in our brand and in consumer money transfers generally; our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate; international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States; changes in tax laws and unfavorable outcomes of tax positions we take; political instability, currency restrictions and devaluation in countries in which we operate or plan to operate; weakness in U.S. or international economic conditions; change or disruption in international migration patterns; our ability to protect our brand and intellectual property rights; our ability to retain key personnel; and other factors described in the “Risk Factors” section in periodic reports we file with the Securities and Exchange Commission. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expected financial outlook for the remainder of 2018. Any forward-looking statement that we make in this press release speaks only as of November 8, 2018. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise.

About International Money Express, Inc.
At International Money Express, Inc. (NASDAQ: IMXI), the customer is at the center of everything we do.  We use proprietary technology that enables consumers to send money from the United States to Latin America and the Caribbean, including Mexico and Guatemala.  We offer the electronic movement of money and data to our customers through our network of sending and paying agents located in all 50 states, the District of Columbia and Puerto Rico, and throughout Latin America and the Caribbean.  Our services are also available digitally through intermexonline.com.  Founded in 1994 and are headquartered in Miami, Florida with offices in Puebla, Mexico, and Guatemala City, Guatemala.

Investor Relations
Sloan Bohlen
investors@intermexonline.com

International Money Express, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor Company
	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Current assets:
Cash	$82,490,398	$59,155,618
Accounts receivable, net of allowance of $340,178 and $307,562, respectively	80,923,807	51,374,377
Prepaid wires	5,119,778	7,675,491
Other prepaid expenses and current assets	3,472,124	900,386
Total current assets	172,006,107	119,105,872

Property and equipment, net	9,525,295	8,490,794
Goodwill	36,259,666	36,259,666
Intangible assets, net	39,389,769	48,741,032
Deferred tax asset, net	-	1,748,854
Other assets	639,119	1,706,693
Total assets	$257,819,956	$216,052,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$4,078,627	$3,913,436
Accounts payable	14,060,179	8,919,796
Wire transfers and money orders payable	78,152,404	48,276,649
Accrued and other	14,018,061	11,514,449
Total current liabilities	110,309,271	72,624,330

Long term liabilities:
Deferred tax liability, net	5,157,019	-
Debt, net	104,423,502	107,526,462
Total long term liabilities	109,580,521	107,526,462

Stockholders' equity:
Total stockholders' equity	37,930,164	35,902,119
Total liabilities and stockholders' equity	$257,819,956	$216,052,911

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Successor Company				Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,	Period from February 1, 2017 to September 30,	Period from January 1, 2017 to January 31,
	2018	2017	2018	2017	2017
	(Unaudited)
Revenues:
Total revenues	$72,508,466	$56,393,294	$198,843,890	$141,771,122	$14,425,343

Operating expenses:
Service charges from agents and banks	48,305,007	37,846,027	132,564,938	94,607,887	9,440,774
Salaries and benefits	10,959,507	5,983,784	24,632,910	16,395,185	4,530,308
Other selling, general and administrative expenses	5,206,932	4,163,419	13,390,449	10,400,190	1,063,379
Transaction costs	6,304,972	-	10,319,283	6,212,602	3,917,188
Depreciation and amortization	4,142,139	4,553,042	11,749,513	12,056,986	381,746
Total operating expenses	74,918,557	52,546,272	192,657,093	139,672,850	19,333,395

Operating (loss) income	(2,410,091)	3,847,022	6,186,797	2,098,272	(4,908,052)

Interest expense	3,433,731	4,612,430	10,109,664	8,107,258	613,742

Loss before income taxes	(5,843,822)	(765,408)	(3,922,867)	(6,008,986)	(5,521,794)

Income tax provision (benefit)	7,569,174	(191,727)	8,185,546	1,052,479	(2,203,373)

Net loss	(13,412,996)	(573,681)	(12,108,413)	(7,061,465)	(3,318,421)

Other comprehensive income (loss)	22,452	3,859	7,351	18,990	(2,453)

Comprehensive loss	$(13,390,544)	$(569,822)	$(12,101,062)	$(7,042,475)	$(3,320,874)

Reconciliation from GAAP Net loss to Adjusted EBITDA

	Successor Company				Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,	Period from February 1, 2017 to September 30,	Period from January 1, 2017 to January 31,
(in thousands)	2018	2017	2018	2017	2017

Net loss	$(13,412,996)	$(573,681)	$(12,108,413)	$(7,061,465)	$(3,318,421)

Adjusted for:
Interest expense	3,433,731	4,612,430	10,109,664	8,107,258	613,742
Income tax provision (benefit)	7,569,174	(191,727)	8,185,546	1,052,479	(2,203,373)
Depreciation and amortization	4,142,139	4,553,042	11,749,513	12,056,986	381,746
EBITDA	1,732,048	8,400,064	17,936,310	14,155,258	(4,526,306)
Transaction costs	6,304,972	-	10,319,283	6,212,602	3,917,188
Incentive units plan	4,022,739	287,440	4,735,336	1,534,655	-
Share-based compensation, 2018 Plan	430,250	-	430,250	-	-
Change in control adjustment for stock options	-	-	-	-	2,812,919
Management fee	195,000	195,000	585,000	520,000	-
TCPA settlement	-	-	191,500	-	-
Transition expenses	-	-	347,909	-	-
Costs related to registering warrants	615,000	-	615,000	-	-
Other employee severance	105,950	-	105,950	-	-
Other charges and expenses	38,124	36,444	346,568	106,489	105,314
Adjusted EBITDA	$13,444,083	$8,918,948	$35,613,106	$22,529,004	$2,309,115